LEASE AGREEMENT

THIS LEASE, made and entered into to be effective as of the 1st day of January, 2021, by and between YOAN CHANG TRADING, INC., a Georgia corporation ("Landlord"), and KIRNLAND FOOD DISTRIBUTION, INC., a Georgia corporation ("Tenant").

1. Demised Premises. Landlord hereby leases to Tenant the buildings and improvements located at 36 Enterprise Blvd and 40 Enterprise Blvd., Atlanta, Georgia (the "Demised Premises"), which Demised Premises are more particularly depicted on Exhibit "A" attached hereto and by this reference made a part hereof. This Lease and the Demised Premises are subject to all easements, restrictions, covenants and conditions of record, and to all building and zoning ordinances and regulations and other local jurisdictional regulations.

2. Term. The term of this Lease (the "Term") shall commence on the date set forth at the beginning of this Lease (the "Commencement Date"), and terminate on December 31, 2025. Each lease year (a "Lease Year") during the Term and, as applicable, the "Extended Term" (as such term is defined herein) shall begin, as applicable, on the Commencement Date or the anniversary date of the Commencement Date, and shall end on the day immediately prior to the next anniversary date of the Commencement Date. Tenant shall have the option to extend this Lease for an additional period of five (5) years (the "Extended Term") by providing written notice of its intention to extend to Landlord not later than ninety (90) days prior to the expiration of the Term. In the event that Tenant elects to extend this Lease, all of the provisions hereof shall remain in full force and effect during the course of the Extended Term.

3. Rent. All rent due hereunder shall be payable at the office of the Landlord at 1161 Fleming Trail, Mableton, GA, 30126, or such other address as Landlord may hereafter designate in writing. Tenant shall pay all rent when due without any right to abatement, offset, deduction, notice or demand. Rent due hereunder shall consist of the following:

(a) Annual base rent ("Base Rent'), shall be Two Hundred Eighty-One Thousand Nine Hundred Forty and No/100 Dollars ($281,940.00), and shall thereafter be adjusted as set forth below. Annual Base Rent shall be payable in advance in equal monthly installments ("Monthly Base Rent") on the first day of each month during the Term and, as applicable, the Extended Term. During the first Lease Year the Monthly Base Rent shall equal $23,495.00 per month. Annual and Monthly Base Rent for the entire Premises shall increase on the first day of the month during which each anniversary of the Commencement Date occurs during the Term, and the first renewal term thereof, by three percent (3.0%) of the Annual and Monthly Base Rent in effect on the day immediately prior thereto. Base Rent for any fraction of any month during the Term and, as applicable, the Extended Term, shall be prorated according to the number of days that the Lease is in effect for such month.

(b) In addition to the Base Rent, Tenant agrees to pay as additional rent ("Additional Rent", and together with Base Rent, "Rent"), all other sums of money required to be paid by Tenant hereunder.

4. Use of Demised Premises. Tenant shall use the Demised Premises, subject to the conditions contained herein, as a wholesale food products and restaurant supply storage, food production and preparation, warehouse and distribution center and related trucking, vehicle maintenance, and office uses, and for all other lawful business purposes. Tenant shall neither keep nor allow any live domestic or other animals on or about the Demised Premises without the prior, express, and written consent of Landlord. Tenant agrees to be solely responsible, and indemnify Landlord, for any and all damage done to the premises by any animal owned, kept or allowed on the Demised Premises by Tenant.

5. Licenses and Permits. Tenant shall, at its sole cost and expense, obtain and maintain all licenses and permits required by any public authority for the contemplated use of the Demised Premises.

6. Maintenance. During the Term and, as applicable, the Extended Term, Tenant shall, at its sole cost and expense, make all necessary repairs to the Demised Premises, interior and exterior, structural and non-structural, ordinary and extraordinary and foreseen and unforeseen. Whenever used in this paragraph, the term "repairs" shall include all necessary replacements, renewals, alterations, additions, betterments and any such work required to conform with the provisions of this Lease or any work required by any order of any governmental agency. Tenant shall maintain all portions of the Demised Premises in a clean and orderly condition, free of dirt, rubbish and obstructions. Tenant may, at or prior to the expiration of this Lease, or any extension or renewal thereof, remove all fixtures and equipment which it has placed in the Premises, provided Tenant repairs all damage to the Premises caused by such removal.

7. Taxes. During the Term and, as applicable, the Extended Term, Tenant shall pay within thirty (30) days of its receipt of a bill from Landlord, all personal property taxes, and all license and permit fees, all other ad valorem taxes, assessments, excises, levies, and any other governmental charges and costs of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever that may become a lien on or be assessed, levied, confirmed, imposed upon, or become due and payable or grow out of or with respect to the Demised Premises or any part thereof.

8. Insurance. Tenant, at its own expense, shall throughout the Term and, as applicable, the Extended Term, carry the following insurance coverage:

(a) Public liability insurance covering any and all claims for injuries to persons or damage to property occurring in or about the Demised Premises, including all damage from signs, glass, awnings, fixtures or other appurtenances in or about the Demised Premises, with a minimum limit of not less than One Million Dollars ($1,000,000.00) per occurrence. The policy shall name Landlord, or any other party in interest reasonably designated by Landlord, as an additional named insured. The policy shall contain a clause providing for thirty (30) days written notice to Landlord of cancellation, material change in the policy or intent upon the part of the insurer not to renew. At Landlord's request, a copy of the certificate of the insurer certifying to the issuance thereof shall be delivered to Landlord. The insurance contemplated herein shall be issued by a company that is authorized to engage in the business of general liability insurance in the State of Georgia and has been approved in advance by Landlord.

(b) Fire and extended coverage insurance covering the Demised Premises against (i) loss or damage by fire, lighting, vandalism, malicious mischief and flood (if the Demised Premises are in an area which is considered a flood risk area by the U.S. Department of Housing and Urban Development), (ii) such other hazards as are presently included in so-called "all risk" replacement cost insurance, and (iii) any other insurable hazards as, under good insurance practices, from time to time are insured against for properties of similar character and location. The amount of such insurance shall not be less than the full replacement cost of the building and improvements located on the Demised Premises without deduction for depreciation. At Landlord's request, a copy of the paid-up policy evidencing such insurance or a certificate of the insurer certifying to the issuance thereof shall be delivered to Landlord. The insurance policy contemplated herein shall (i) be issued by a company which is authorized to engage in the business of casualty insurance in the State of Georgia and has been approved in advance by Landlord, (ii) name Landlord as the insured, and contain a clause providing for thirty (30) days written notice to Landlord of cancellation, material change in the policy or intent upon the part of the insurer not to renew.

9. Utilities. During the Term of this Lease and, as applicable, the Extended Term, Tenant shall pay, when due, all costs, charges and deposits related to the hook-up, furnishing, consumption, maintenance and installation of water, water pressure, gas, electricity, fuel, light, heat, power, telephone, sewage service, trash removal, sanitary charges and assessments, security protection, or any other utilities or services (hereinafter collectively called the "Utilities") attributable to or rendered with respect to the Demised Premises. Landlord shall have no liability to Tenant or any other party for any inadequacy, cessation or interruption of any of the Utilities.

10. Casualty. If the Demised Premises or any portion thereof are damaged or destroyed by fire, flood, tornado or other casualty, Landlord shall, within thirty (30) days of such casualty, notify Tenant whether Landlord will repair such damage. If Landlord notifies Tenant that Landlord will not repair such damage, then either Landlord or Tenant may terminate this Lease upon written notice to the other within thirty (30) days of Tenant's receipt of such notice. In the event Landlord notifies Tenant that such damage will be repaired by Landlord, this Lease shall remain in full force and effect, Rent shall be abated to the extent the Demised Premises are untenantable.

11. Condemnation. If all or any part of the Demised Premises shall be taken or damaged by the exercise of the power of eminent domain, Tenant shall have no claim against Landlord and shall not have any claim or right to any portion of the amount that may be awarded as damages or paid as a result of any such condemnation, and all right of Tenant to such damages, if any, are hereby assigned by Tenant to Landlord. In the event such taking renders the balance of the Demised Premises impaired for Tenant's continued normal use, Rent shall be abated to the extent the Demised Premises are unuseable until the Demised Premises are restored by Landlord; provided, however, that in the event Landlord elects not to restore the Demised Premises, either party may terminate this Lease by providing written notice of such termination to the other party within thirty (30) days of the effective date of the taking.

12. Quiet Enjoyment. Landlord agrees that Tenant, upon performing and observing all of the terms and conditions of this Lease to be performed and observed by Tenant, shall peacefully and quietly have, hold and enjoy the Demised Premises and the appurtenances thereto throughout the Term and, as applicable, the Extended Term, without hindrance, ejection or molestation by Landlord or otherwise.

13. Party Relationship. Nothing contained in this Lease shall be deemed or construed to create a partnership, joint venture or relationship of principal and agent between Landlord and Tenant or between Landlord and any other party, or cause Landlord to be responsible in any way for the debts or obligations of Tenant or any other party, it being the intention of the parties that the only relationship hereunder is solely that of landlord and tenant.

14. Default.

(a) If any one or more of the following events occur, said events shall hereby be classified as a "Default":

(i) If Tenant shall make an assignment for the benefit of creditors or file a petition in any federal or state court, in bankruptcy, reorganization, composition, or make an application in any such proceedings for the appointment of a trustee or receiver for all or any portion of its property.

(ii) If any petition filed under federal or state law against Tenant in any bankruptcy, reorganization, or insolvency proceedings shall not be dismissed or vacated within sixty (60) days after such petition is filed.

(iii) If a receiver or trustee shall be appointed under federal or state law for Tenant, or any guarantor of Tenant's obligations hereunder, for all or any portion of the property of either of them, and such receivership or trusteeship shall not be set aside within sixty (60) days after such appointment.

(iv) If Tenant fails to pay any installment of Rent when same shall become due and payable and such failure continues for thirty (30) days after written notice from Landlord

(v) If Tenant shall fail to perform or observe any non-monetary term, condition, covenant, agreement, or obligation of this Lease, and such failure continues for thirty (30) days after written notice from Landlord; provided, however, that in the event such Default cannot reasonably be cured within such thirty (30) day period, then Tenant shall be afforded a reasonable period of time to effect such cure, so long as Tenant is diligently pursuing same.

(b) Upon the happening of any one or more of the aforementioned Defaults, Landlord shall have the right, in addition to any other rights and remedies, to terminate this Lease upon written notice to Tenant. Upon Landlord's delivery of such notice to Tenant, this Lease shall cease and expire, and Tenant shall surrender the Demised Premises to Landlord.

(c) If this Lease shall be terminated as provided hereinabove, Landlord may re-enter the Demised Premises and remove Tenant, its agents and sub-tenants, together with all or any of its property, by suitable action at law.

(d) Landlord shall use reasonable efforts to mitigate Landlord's damages hereunder; provided further that Tenant shall not be liable for costs and expenses of repair's made necessary by Landlord's re-entry or possession of the Demised Premises. In seeking to mitigate Tenant's damages, Landlord shall advertise weekly and employ a qualified real estate broker to find a new tenant to lease the premises and to rent the premises for at least the same rent as in effect under the terms of this Lease to reduce any remaining Tenant liability.

(e) The rights and remedies of Landlord set forth herein shall be in addition to any other right and remedy now or hereinafter provided by law, and all such right and remedies shall be cumulative. No action or inaction by Landlord shall constitute a waiver of a Default, and no waiver of Default shall be effective unless it is in writing, signed by the Landlord.

15. Holding Over. In the event Tenant, with or without the prior written consent of Landlord, continues to remain on the Demised Premises after the expiration of the Term or, as applicable, the Extended Term, then Tenant shall de deemed to have effectively exercised an option to extend the Term of the Lease on a tenant by the year basis on the same terms of Base Rent then in effect under the terms of this Lease, commencing said yearly tenancy with the first day following the end of the Term, or, as applicable, the Extended Term.

16. Assignment and Subletting. Tenant shall not, without prior written consent of Landlord, (which consent shall not be unreasonably withheld) mortgage, assign, sublet or otherwise part with possession of the whole or any part of the Demised Premises. A consent by Landlord to one mortgage, assignment or sublease shall not be deemed to be consent to any subsequent proposed mortgage, assignment or sublease. In the event Tenant is an entity, a change in ownership or control of such entity shall constitute an assignment subject to this paragraph.

17. Landlord's Access. Landlord may card the Premises "For Rent" or "For Sale" ninety (90) days before the termination of this Lease. Landlord may enter the Premises at reasonable hours to exhibit the Premises to prospective purchasers or tenants, to inspect the Premises to see that Tenant is complying with all of its obligations hereunder, and to make repairs required of Landlord under the terms hereof, if any. In the exercise of the rights of Landlord set forth in this Lease, Landlord will use its best efforts to minimize interference with Tenant's business operations at the Premises and inconvenience to Tenant. Landlord shall pay for any damage caused by Landlord to Tenant's leasehold improvements or property in the Premises as a result of the exercise of such rights. In addition, Landlord agrees to obtain such non-disclosure agreements from visitors as Tenant may reasonably require prior to Landlord's entry.

18. Tenant's Right of First Refusal. During the course of the Term herein or any Extension Term, the Landlord shall not accept any offer to purchase fee title, an easement, a lease, a license, or any other interest in the Leased Premises, or Landlord's interest in the Lease, or an option for any of the foregoing, unless: (i) the Landlord has provided the Tenant with written notice of the terms of any proposed sale or offer, affording the Tenant the right to

purchase the interest in the Leased Premises upon the same terms and conditions contained therein, excluding any terms or conditions which are (a) not imposed in good faith or (b) directly or indirectly designed to defeat or undermine Tenant's possessory or economic interest in the Leased Premises; and (ii) the Tenant shall not have accepted such offer within ninety (90) days after receipt of such notice. Landlord's notice shall include the prospective buyer's name, the purchase price and/or other consideration being offered, the other terms and conditions of the offer, the due diligence period, and the proposed closing date. If the Landlord's notice shall provide for a due diligence period of less than ninety (90) days, then the due diligence period shall be extended to be ninety (90) days from exercise of the right of first refusal and closing shall occur no earlier than fifteen (15) days thereafter. If Tenant does not exercise its right of first refusal by written notice to Landlord given within ninety (90) days following receipt of Landlord's notice, Landlord may convey the property as described in the Landlord's notice. If Tenant declines to exercise its right of first refusal, then the Lease shall continue in full force and effect and Tenant's right of first refusal shall survive any such conveyance. Tenant shall have the right, at its sole discretion, to assign the right of first refusal to any person or entity, either separate from an assignment of the Lease or as part of an assignment of the Lease. Such assignment may occur either prior to or after Tenant's receipt of Landlord's notice and the assignment shall be effective upon written notice to Landlord. Tenant shall be permitted to file with the appropriate governmental authority a memorandum of this Lease which references the Tenant's right of first refusal as herein provided.

19. Successors and Assigns. This Lease shall bind and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties hereto.

20. Attorney's Fees. If litigation is commenced by either party hereto against the other in connection with the enforcement of any provision of this Lease, the losing party shall pay all court costs and shall pay to the prevailing party all expenses incurred by the prevailing party in litigation, including reasonable attorney's fees as determined by the court. The amount so allowed as attorney's fees shall be taxed to the losing party as costs of the suit, unless prohibited by law.

21. Personal Property of Tenant. All loss or damage to personal property of Tenant located in or on the Demised Premises shall be at the sole risk of Tenant, unless such loss or damage is caused by the gross negligence of Landlord, and Tenant hereby waives any right of subrogation or recovery it may have against Landlord for all loss or damage except loss or damage caused by Landlord's gross negligence.

22. Notices. All notices required by this Lease or deemed advisable by either party to the other shall be in writing and be transmitted with proper prepaid postage by Certified U.S. Mail, Return Receipt Requested, and, unless subsequently changed by either party in writing to the other, shall be addressed as follows:

To Tenant:

Kirnland Food Distribution, Inc.
c/o HF Foods Group Inc.
19319 Arenth Avenue
City of Industry, California 91748

To Landlord:

Yoan Chang Trading, Inc.
c/o Weihui Kwok
1161 Fleming Trail
Mableton, GA, 30126

23. Applicable Law. This Lease shall be construed in accordance with the laws of the State of Georgia and the courts of that state have jurisdiction to settle any dispute arising under this Lease.

24. Entire Agreement. This Lease shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous leases, negotiations, commitments and writings. This Lease may not be redemised, discharged, administered, changed or modified in a manner except by a written instrument signed by each of the parties hereto.

25. Waiver. Time and the punctual performance of all of the provisions hereof are of the essence. Waiver by either party of non-performance or any other breach of any provision hereof shall not operate as a waiver of any subsequent non-performance or other breach of the same or any other provision.

26. Severability. If any provision of this Lease or any portion or provision hereof applicable to any particular situation or circumstances is held invalid, the remainder of this Lease or the remainder of such provision (as the case may be), and the application thereof to other situations or circumstances, shall not be affected thereby.

IN WITNESS WHEREOF, this Lease is executed under seal as of the date and year first above written.

"LANDLORD"	"TENANT"
Yoan Chang Trading, Inc., a Georgia corporation	Kirnland Food Distribution, Inc., a Georgia corporation
By: [signature]	By: [signature]
Title: President	Title: ~~Chief Executive Officer~~ CFO